Exhibit 99.1

(NOT) FOR IMMEDIATE RELEASE November 2, 2007

Investor Contact: Martie Edmunds Zakas

Sr. Vice President – Strategic Planning & Investor Relations 770-206-4237

mzakas@muellerwp.com

Media Contact: Nancy Young

Consultant

770-206-4240

nyoung@muellerwp.com

SMITH TO REMAIN CEO AT MUELLER CO.,

GASKIN PROMOTED TO PRESIDENT

(ATLANTA) – Mueller Water Products, Inc. (NYSE: MWA.B, MWA) today announced that Dale B. Smith will continue as chief executive officer of Mueller Co. until the end of its fiscal year 2008. The Company had previously announced his retirement was scheduled for December 2007.

As part of a transition plan, Doyce Gaskin has been promoted to president of Mueller Co., reporting to Smith. Gaskin will have responsibility for all functional areas of the business.

“We are extremely pleased that Dale will stay with us through this fiscal year and that we are able to move Doyce into a position of additional responsibility as part of our leadership transition plan,” said Gregory E. Hyland, chairman, president and CEO of Mueller Water Products. “The experience and abilities that Dale and Doyce have provided over the years will certainly create the smooth transition we need as we pursue the growth objectives for Mueller Co.”

“I am excited about the future of Mueller Co. under Doyce’s leadership,” added Smith. “He has a long career with Mueller and understands the business from the manufacturing floor up. Doyce has been the architect of many of Mueller Co.’s industry leading manufacturing processes. His knowledge and leadership skills will certainly support our ongoing efforts to be a low-cost manufacturer while focusing much of our energy on growing our revenue.”

Smith joined Mueller Co. in 1994 as executive vice president and was named chief executive officer in 1999. Prior to Mueller, he had been with Tyco where he served as vice president of finance for Tyco Europe and director of mergers and acquisitions. Smith also had held several senior management positions with Grinnell Corp. and Ludlow Corp., a Tyco company, in addition to spending 10 years as a certified public accountant with Price Waterhouse & Co.

Gaskin will move to the president’s position from his current role as executive vice president. He has more than 30 years experience with Mueller Co. having held numerous management positions at the plant level, including plant manager and manufacturing manager, prior to being named vice president of manufacturing in 1999 and executive vice president in 2006. Additionally, Gaskin has had commercial responsibility for the Henry Pratt unit of Mueller since 2002 and Mueller Canada since 2003.

About Mueller Co.

Mueller Co., a business segment of Mueller Water Products, Inc., is one of the largest manufacturers of fire hydrants, butterfly valves and iron gate valves in the U.S. and Canada, offering the broadest product line of valves for commercial water and gas systems. Headquartered in Decatur, Ill., Mueller Co. operates 13 manufacturing facilities in the United States, Canada and China. Visit www.muellercompany.com for more information.

About Mueller Water Products

Mueller Water Products is a leading North American manufacturer and marketer of infrastructure and flow control products for use in water distribution networks and treatment facilities. Its broad product portfolio includes engineered valves, hydrants, ductile iron pipe and pipe fittings, which are utilized by municipalities, as well as the commercial and residential construction, oil and gas, HVAC and fire protection industries. With revenues of approximately $1.9 billion, the Company is comprised of three main operating segments: Mueller Co., U.S. Pipe and Anvil. Based in Atlanta, Georgia, the Company employs approximately 6,600 people. Mueller Water Products Series B common stock and Series A common stock trade on the New York Stock Exchange under the ticker symbols MWA.B and MWA, respectively. For more information about Mueller Water Products, please visit the Company’s Web site at www.muellerwaterproducts.com.

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